Consent of Independent Registered Public Accounting Firm

The Board of Trustees of
JNL Series Trust:

We consent to the use of our report dated February 25, 2019, with respect to the financial statements and financial highlights of JNL/PPM America Value Equity Fund and JNL/Franklin Templeton Mutual Shares Fund, each a series of of JNL Series Trust, as of December 31, 2018, incorporated herein by reference and to the reference to our firm under the heading “Financial Highlights” in the Proxy Statement and Prospectus filed on Form N-14.
/s/ KPMG LLP
Chicago, Illinois
December 17, 2019